                                  Exhibit 11.0

                Statement re:  Computation of Per Share Earnings

South Jersey Financial Corporation, Inc.
Computation of Per Share Earnings


                                     For the Three Months             For the Nine Months
                                            Ended                            Ended
                                        September 30                     September 30
                               -------------------------------    ---------------------------
                                    1999            1998               1999          1998
                               --------------  ---------------    -------------- ------------
                                              (In thousands, except per share data)
Net income                     $          680  $           531    $          229 $      1,698
                               ==============  ===============    ============== ============

Average shares outstanding (1)      3,423,846        Na                3,465,702      Na
                               ==============  ===============    ============== ============

Earnings per share (2)         $         0.20        Na           $         0.00      Na
                               ==============  ===============    ============== ============




(1) Only the ESOP shares released in their respective periods were considered outstanding for the purposes of the weighted average shares outstanding calculation.

(2) Earnings per share, basic and diluted, are the same for the three and nine months ended September 30, 1999 and represent data since becoming a public company on February 12, 1999.